November 5, 2015

Contact:    Thomas B. Dix III
Chief Financial Officer
(757) 217-1000

Hampton Roads Bankshares Announces Third Quarter 2015 Financial Results

•	Net income totaled $0.3 million in the third quarter of 2015 despite $2.2 million in one-time expenses attributable to CEO transition

•	Mortgage loan originations increased 67% on a year-to-date basis

•	Average core deposits were up 6% on a year-to-date basis

•	Merger of the bank subsidiaries was completed in October

Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq: HMPR), the holding company for the Bank of Hampton Roads (“BOHR”), today announced financial results for the third quarter of 2015. Net income attributable to common shareholders for the three and nine months ended September 30, 2015 was $0.3 million and $4.4 million, respectively, as compared with net income for the three and nine months ended September 30, 2014 of $2.0 million and $8.3 million, respectively. Included in these results was $2.9 million of income attributable to a one-time insurance benefit received in the first quarter of 2014 and one-time CEO transition expenses totaling $2.2 million in the third quarter of 2015. Excluding the CEO transition expenses, earnings for the third quarter of 2015 would have totaled $2.5 million, an increase of 25% over the third quarter of 2014.
Merger of Subsidiary Banks
On October 13, 2015, the Company merged its two bank subsidiaries, BOHR and Shore Bank ("Shore") into BOHR. The merged bank subsidiary will operate under the brand names of Bank of Hampton Roads, Gateway Bank, and Shore Bank in their respective markets. The Company's mortgage banking subsidiary, Gateway Bank Mortgage, and its specialty finance business, Shore Premier Finance, will continue to operate under their respective brand names in all the markets they serve.

Net Interest Income
Net interest income was $15.6 million and $46.0 million, respectively, in the third quarter and first nine months of 2015. This represented an increase of $0.4 million and $0.9 million, respectively, over the comparable periods in 2014. Growth in loans drove the increases. Loans totaled $1.5 billion at September 30, 2015, compared to $1.4 billion at the end of 2014.
Credit Quality
The non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets, was 2.94% and 2.95% at September 30, 2015 and December 31, 2014, respectively. At September 30, 2015 and December 31, 2014, there were no loans categorized as 90 days or more past due and still accruing interest.
The allowance for loan losses was $22.9 million at September 30, 2015, or 1.49% of loans. This compares to $27.1 million, or 1.90% of loans at year-end 2014. Net credit losses totaled $4.9 million and $4.8 million, respectively, in the third quarter and first nine months of 2015. No provision for loan losses was recorded in the third quarter of 2015. Provision for loan losses was $0.6 million during the nine months ended September 30, 2015.
Noninterest Income
Noninterest income for the three and nine months ended September 30, 2015 was $8.4 million and $22.9 million, respectively, an increase of $2.3 million or 37% and $3.9 million or 21%, compared to the same periods in 2014. Mortgage banking revenue has benefited from the favorable mortgage origination environment in 2015. Mortgage originations for the nine months ended September 30, 2015 totaled $552.5 million compared to $330.3 million in the same period in 2014. Offsetting growth in mortgage was a year-over-year decline in income from bank-owned life insurance related to death benefits received in 2014.
Noninterest Expense
Noninterest expense for the three and nine months ended September 30, 2015 was $23.2 million and $62.3 million, respectively, an increase of $4.0 million or 21% and $6.9 million or 12%, compared to the same periods in 2014. The overall increase in noninterest expense was primarily driven by increases in salaries and employee benefits resulting from business growth, mortgage-related commissions, one-time CEO transition costs, and increased share-based compensation.
Balance Sheet Trends
Assets were $2.0 billion at September 30, 2015, generally in line with year-end 2014. Since December 31, 2014, there has been a significant shift out of relatively low-yielding assets into loans.
Loans have grown 8% since December 31, 2014 to $1.5 billion. This growth was primarily driven by a $104.7 million marine loan portfolio purchase which occurred in the first quarter of 2015.
Total deposits were $1.7 billion at September 30, 2015, an increase of $105.5 million or 7% from December 31, 2014. The Company has made a concerted effort to attract additional deposits in order to support loan growth.

Year-to-date average core deposits, which exclude brokered deposits and certificates of deposit greater than $100,000, were $1.3 billion in 2015. This represented an increase of 6% over 2014.
Capitalization
As of September 30, 2015, consolidated regulatory capital ratios were Common Equity Tier 1 Capital Ratio of 11.58%, Tier 1 Risk-Based Capital Ratio of 13.19%, Total Risk-Based Capital Ratio of 14.44%, and Tier 1 Leverage Ratio of 11.56%.  As of September 30, 2015, the Company exceeded the regulatory capital minimums, and BOHR and Shore were considered “well capitalized” under the risk-based capital standards.

Caution About Forward-Looking Statements
Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiary is BOHR. BOHR engages in general community and commercial banking business, targeting the needs of individuals and small- to medium-sized businesses in our primary service areas. Currently, BOHR operates 17 full-service offices in the Hampton Roads region of southeastern Virginia, 10 full-service offices throughout Richmond, Virginia and the Northeastern and Research Triangle regions of North Carolina that do business as Gateway Bank and 7 full-service offices on the Eastern Shore of Virginia and in Maryland and 3 loan production offices in Maryland and Delaware that do business as Shore Bank. Through various divisions, BOHR also offers mortgage banking and marine financing. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	September 30,	December 31,
(unaudited)	2015	2014
Assets:
Cash and due from banks	$17,616	$16,684
Interest-bearing deposits in other banks	1,035	1,349
Overnight funds sold and due from Federal Reserve Bank	46,110	85,586
Investment securities available for sale, at fair value	204,034	302,221
Restricted equity securities, at cost	10,398	15,827

Loans held for sale	46,476	22,092

Loans	1,534,596	1,422,935
Allowance for loan losses	(22,874)	(27,050)
Net loans	1,511,722	1,395,885
Premises and equipment, net	61,706	63,519
Interest receivable	4,149	4,503
Other real estate owned and repossessed assets,
net of valuation allowance	12,450	21,721
Bank-owned life insurance	50,406	49,536
Other assets	11,510	9,683
Totals assets	$1,977,612	$1,988,606
Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$330,514	$266,921
Interest-bearing:
Demand	625,128	621,066
Savings	63,651	56,221
Time deposits:
Less than $100	344,142	342,794
$100 or more	323,373	294,346
Total deposits	1,686,808	1,581,348
Federal Home Loan Bank borrowings	40,000	165,847
Other borrowings	29,569	29,224
Interest payable	483	560
Other liabilities	16,313	14,130
Total liabilities	1,773,173	1,791,109
Shareholders' equity:
Common stock	1,709	1,706
Capital surplus	590,120	588,692
Accumulated deficit	(391,171)	(395,535)
Accumulated other comprehensive income, net of tax	2,944	2,134
Total shareholders' equity before non-controlling interest	203,602	196,997
Non-controlling interest	837	500
Total shareholders' equity	204,439	197,497
Total liabilities and shareholders' equity	$1,977,612	$1,988,606

Non-performing Assets at Period-End:
Nonaccrual loans including nonaccrual impaired loans	$34,378	$21,507
Loans 90 days past due and still accruing interest	—	—
Other real estate owned and repossessed assets	12,450	21,721
Total non-performing assets	$46,828	$43,228

Composition of Loan Portfolio at Period-End:
Commercial	$231,754	$219,029
Construction	137,410	136,955
Real-estate commercial	658,189	639,163
Real-estate residential	352,345	354,017
Installment	155,423	74,821
Deferred loan fees and related costs	(525)	(1,050)
Total loans	$1,534,596	$1,422,935

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended		Nine Months Ended
(unaudited)	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Interest Income:
Loans, including fees	$17,296	$15,967	$50,908	$47,243
Investment securities	1,436	2,331	4,733	6,864
Overnight funds sold and due from FRB	28	45	126	128
Total interest income	18,760	18,343	55,767	54,235
Interest Expense:
Deposits:
Demand	661	697	2,005	1,978
Savings	15	8	39	24
Time deposits:
Less than $100	968	868	2,821	2,450
$100 or more	991	830	2,932	2,346
Interest on deposits	2,635	2,403	7,797	6,798
Federal Home Loan Bank borrowings	95	357	668	1,185
Other borrowings	439	411	1,281	1,088
Total interest expense	3,169	3,171	9,746	9,071
Net interest income	15,591	15,172	46,021	45,164
Provision for loan losses	—	16	600	116
Net interest income after provision for loan losses	15,591	15,156	45,421	45,048
Noninterest Income:
Mortgage banking revenue	5,722	3,215	15,444	8,169
Service charges on deposit accounts	1,273	1,196	3,713	3,550
Income from bank-owned life insurance	302	278	956	3,823
Gain on sale of investment securities available for sale	—	58	238	243
Loss on sale of premises and equipment	—	(82)	(14)	(113)
Gain on sale of other real estate owned and repossessed assets	34	173	53	317
Impairment of other real estate owned and repossessed assets	(259)	(426)	(1,524)	(1,852)
Visa check card income	677	710	1,994	1,957
Other	666	1,012	2,032	2,863
Total noninterest income	8,415	6,134	22,892	18,957
Noninterest Expense:
Salaries and employee benefits	13,688	10,210	35,604	28,886
Professional and consultant fees	1,542	1,146	3,810	4,296
Occupancy	1,664	1,712	4,919	4,933
FDIC insurance	339	601	1,361	1,755
Data processing	1,516	1,248	4,554	3,414
Problem loan and repossessed asset costs	538	489	1,150	1,296
Equipment	349	490	1,034	1,254
Directors' and regional board fees	433	325	1,028	1,255
Advertising and marketing	386	423	1,090	1,026
Other	2,696	2,505	7,710	7,263
Total noninterest expense	23,151	19,149	62,260	55,378
Income before provision for income taxes	855	2,141	6,053	8,627
Provision for income taxes (benefit)	51	(45)	126	(1)
Net income	804	2,186	5,927	8,628
Net income attributable to non-controlling interest	501	190	1,563	297
Net income attributable to Hampton Roads Bankshares, Inc.	$303	$1,996	$4,364	$8,331

Per Share:
Basic and diluted income per share	$-	$0.01	$0.03	$0.05
Basic weighted average shares outstanding	171,529,138	170,985,123	171,420,024	170,966,023
Effect of dilutive shares and warrants	1,254,359	1,064,154	1,068,077	1,087,435
Diluted weighted average shares outstanding	172,783,497	172,049,277	172,488,101	172,053,458

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	Three Months Ended		Nine Months Ended
(unaudited)	September 30,	September 30,	September 30,	September 30,
Daily Averages:	2015	2014	2015	2014
Total assets	$1,976,181	$1,996,790	$2,015,130	$1,963,418
Gross loans (excludes loans held for sale)	1,527,366	1,371,976	1,517,928	1,362,901
Investment and restricted equity securities	218,561	361,745	241,435	345,951
Total deposits	1,681,327	1,588,734	1,661,642	1,543,697
Total borrowings	72,871	198,924	131,565	210,461
Shareholders' equity *	205,603	194,438	203,350	191,008
Interest-earning assets	1,848,266	1,856,190	1,883,101	1,818,280
Interest-bearing liabilities	1,434,294	1,520,941	1,499,416	1,502,295

Financial Ratios:
Return on average assets	0.06%	0.40%	0.29%	0.57%
Return on average equity *	0.58%	4.07%	2.87%	5.83%
Net interest margin	3.35%	3.24%	3.27%	3.32%
Efficiency ratio	96.44%	90.12%	90.66%	86.69%

Allowance for Loan Losses:
Beginning balance	$27,736	$26,062	$27,050	$35,031
Provision for losses	—	16	600	116
Charge-offs	(5,638)	(2,573)	(7,335)	(14,151)
Recoveries	776	5,213	2,559	7,722
Ending balance	$22,874	$28,718	$22,874	$28,718

Asset Quality Ratios:
Annualized net charge-offs to average loans	1.26%	(0.76)%	0.42%	0.63%
Non-performing loans to total loans	2.24%	2.04%	2.24%	2.04%
Non-performing assets ratio	2.94%	3.56%	2.94%	3.56%
Allowance for loan losses to total loans	1.49%	2.08%	1.49%	2.08%

* Equity amounts exclude non-controlling interest